                         LETTERHEAD OF XYTRONYX, INC.


FOR IMMEDIATE RELEASE

CONTACT:    Dale A. Sander, CFO
            (619) 546-1114


________________________________________________________________________________



           XYTRONYX, INC.  REPORTS FISCAL 1996 FIRST QUARTER RESULTS


SAN DIEGO, CA, AUGUST 11, 1995 -- Xytronyx, Inc. (AMEX: XYX) today announced results for the fiscal first quarter ended June 30, 1995.

Revenues for the first quarter ended June 30, 1995 were $95,000 compared to $955,000 for the same period of the prior year. Net loss for the quarter was $708,000 or $0.13 per share, compared to a loss of $689,000 or $0.14 per share for the first quarter of the prior year.

Prior year revenues included proceeds from an agreement with Coors Brewing Company for the use of Xytronyx's Kephra(TM) reversible color change technology in a summer 1994 promotion. No such revenues were earned in the current quarter.

Xytronyx, Inc. is engaged in the development and commercialization of products based on biotechnological research primarily in the areas of medicine, dentistry and veterinary medicine.


                                (table follows)

XYTRONYX, INC. AND SUBSIDIARY (A Development Stage Company)

CONSOLIDATED FINANCIAL DATA (unaudited)

                                           Three Months Ended
                                                June 30
                                       --------------------------
                                           1995           1994
-----------------------------------------------------------------
REVENUES
   Product sales                       $        -      $  599,729
   License fees and royalties                   -         220,000
   Contract research                       40,000          99,151
   Option agreements                            -               -
   Interest and other                      54,901          36,319
-----------------------------------------------------------------
Total revenues                             94,901         955,199
-----------------------------------------------------------------

COSTS AND EXPENSES
   Cost of product sales                   31,017         299,253
   Product development                    257,670         655,463
   General and administrative             415,855         441,131
   Business development
     and marketing                         94,416         229,986
   Interest and other                       3,895          17,907
-----------------------------------------------------------------
Total costs and expenses                  802,853       1,643,740
-----------------------------------------------------------------

Net loss                               $ (707,952)     $ (688,541)
-----------------------------------------------------------------

Net Loss Per Share
   of Common Stock                         ($0.13)         ($0.14)
-----------------------------------------------------------------

Weighted Average
   Shares Outstanding                   5,263,029       4,906,436
-----------------------------------------------------------------



                                        Balance Sheet Data as of
                                     June 30, 1995   March 31, 1995
                                     ------------------------------
Cash, cash equivalents and
   short-term investments                $992,647      $1,820,078
Total assets                            1,845,328       2,304,937
Long-term liabilities                      11,895          24,353
Stockholders' equity                    1,175,857       1,883,809
